UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 16, 2005

Wells-Gardner Electronics Corporation

(Exact Name of Registrant as Specified in its Charter)

ILLINOIS	1-8250	36-1944630
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9500 West 55th Street, Suite A, McCook, Illinois		60525-3605
Address of Principal Executive Offices		Zip Code

Registrant’s telephone number, including area code: (708) 290-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02.                                    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)  On February 16, 2005, George B. Toma became a senior financial advisor to Wells-Gardner Corporation (the “Company”) and is no longer the Company’s chief financial officer, principal financial officer and holds no other office with respect to the Company or any of its subsidiaries.  Mr. Toma will continue to advise the Company on financial and accounting matters.

(c)  On February 17, 2005, James Winikates assumed the role of interim chief financial officer.  He will not be an employee of the Company but will act as an independent contractor.  Mr. Winikates retired from KPMG LLP as an audit partner in June 2002 having spent his entire professional career with KPMG LLP and its predecessors.  Since June 2002 he has been an adjunct professor teaching accounting and auditing at DePaul University in Chicago, Illinois and Dominican University in River Forest, Illinois.  He is a past chairman of the Better Business Bureau of Chicago.  He graduated from DePaul University with a B.S.C. in 1963.  Mr. Winikates is 63 years old.  KPMG LLP was previously the Company’s outside auditor (through fiscal year end 2002) and Mr. Winikates was the audit partner for the Company.

Pursuant to an his agreement with the Company, a copy of which is attached hereto as Exhibit 10.1, he will be paid monthly based upon hours worked and an anticipated three day per week schedule.  He will remain in this position unless the arrangement is sooner terminated until two weeks after a permanent chief financial officer has been hired.  The Company anticipates a permanent chief financial officer will be in place within 120 days.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS-GARDNER ELECTRONICS CORPORATION

Dated: February 18, 2005	By:	/s/ ANTHONY SPIER
Anthony Spier
Chairman and Chief Executive
Officer